CONSENT OF INDEPENDENT AUDITORS



                                                                    Exhibit 23.2

                          Independent Auditor's Consent

The Board of Directors
Investment Technology Group, Inc.:

     We consent to incorporation by reference in the Registration Statement on Form S-8 of Investment Technology Group, Inc. dated November 28, 2000 of our report dated January 19, 2000, relating to the consolidated statements of financial condition of Investment Technology Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included in the December 31, 1999 annual report on Form 10-K, of Investment Technology Group, Inc.


/s/ KPMG LLP


New York, New York
November 27, 2000